Exhibit 99.1

XO Launches a Tender Offer for ‘Any and All’ of Global Crossing’s Bank Debt
Offers $495 Million, $220 per $1,000

RESTON, Va., June 24 /PRNewswire/ — XO Communications, Inc. (“XO”) today announced that it has launched an “any and all” tender offer for the $2,250,000 billion of Senior Secured Global Crossing LTD (“Global Crossing”) Bank Debt and has sent definitive tender documents to the Administrative Agent and its counsel for distribution to the Bank Debt holders.

The tender offer is priced at $220 per $1,000 of Bank Debt, or $495 million in the aggregate. XO’s tender offer is not subject to due diligence or financing. The only condition to XO’s tender offer is that the Administrative Agent for the Senior Secured Lenders does not withdraw or amend their objection by July 7, 2003. XO will close the tender offer regardless of the US Bankruptcy Court’s ruling on the Administrative Agent’s objection. Prior to the expiration of the tender offer on June 27, 2003, XO will have a minimum of $250 million in escrow at a money center bank to guarantee payment for properly tendered Bank Debt. If additional capital is required to close the tender, XO will place such additional capital into escrow on June 30, 2003.

The Administrative Agent has objected to (i) the amendment (including the extension) of the Purchase Agreement between Singapore Technologies Telemedia PTE and Global Crossing, (ii) the granting of certain releases to Hutchinson Telecommunications and (iii) the extension of the exclusive periods during which Debtors may file a Chapter 11 Plan and solicit acceptances thereof.

Specifically, the Administrative Agent highlighted the following items in its objection: (i) the $600 million of cash losses Global Crossing has incurred since filing for Bankruptcy on January 28, 2002, (ii) the $50 million cash bonuses Global Crossing paid to management and certain employees in 2003, (iii) the inability to make progress with the Committee on Foreign Investment in the United States (CFIUS) approval process, (iv) that according to the Company’s statements to its Creditors, the Debtor will run out of available unrestricted cash by the third quarter of 2003 unless they obtain a $75 million DIP facility and (v) the interest expressed by XO and other US based telecom companies in acquiring Global Crossing without financing or CFIUS contingencies.

“We have continued to increase our purchase offer, which is highly unusual in light of the fact that the Debtor has refused to exercise its fiduciary duty to negotiate a higher and better offer for the estate,” stated Brian Oliver, XO’s Executive Vice President of Strategy and Corporate Development.

Mr. Oliver further stated, “Even if and when the STT transaction is finally approved, Bank Debt holders will ultimately receive approximately 23 cents in cash and other securities as opposed to the certainty of 22 cents cash today. In light of the timing and uncertainties inherent in the STT transaction, XO’s offer is far superior.”

About XO Communications

XO Communications is a leading broadband communications service provider offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in more than 60 markets throughout the United States.

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations and results of operations of XO, and XO’s estimate of the length of time that its cash and marketable securities will fund its operations. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.